NOTE 14 - EARNINGS PER SHARE

          The following table sets forth the computation of basic and diluted earnings per share:


                                                       Year          Year          Year
                                                      Ended         ended         ended
                                                     12/31/98      12/31/97      12/31/96
                                                     --------      --------      --------
                                                       (In thousands, except share data)
Net income applicable to
  common stockholders ..........................    $    2,277    $    1,357    $      326
                                                    ==========    ==========    ==========


Weighted average number of common
shares outstanding - Basic earnings per Share ..     5,941,837     5,950,240     5,969,708

Effect of dilutive stock and
 purchase options ..............................        24,539         1,403         2,393
                                                    ----------    ----------    ----------


Weighted average number of common shares
outstanding - Diluted earnings per share             5,966,376     5,951,643     5,972,101
                                                    ==========    ==========    ==========

Net income per share-basic .....................    $     0.38    $     0.23    $     0.05
                                                    ==========    ==========    ==========


Net income per share-diluted ...................    $     0.38    $     0.23    $     0.05
                                                    ==========    ==========    ==========